EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC REGISTERED ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Ralph Lauren Corporation for the registration of debt securities and the incorporation by reference therein of our reports dated May 23, 2013, with respect to the consolidated financial statements and schedules of Ralph Lauren Corporation, and the effectiveness of internal control over financial reporting of Ralph Lauren Corporation, included in its Annual Report (Form 10-K) for the year ended March 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY September 23, 2013